Exhibit 10.1

FORM OF EXECUTIVE SEVERANCE AGREEMENT

Date:

Subject:	Executive Severance Plan

From:	Kathy Kennedy

To:	Participant Name

As part of the Dade Behring leadership team, you play an important role in Dade Behring.  To recognize your dedication and commitment towards our vision and future business success, I am pleased to inform you of your participation in the improved Executive Severance Plan which will provide you with additional financial security while finding new employment or pursuing other goals in the event of an involuntary termination.

EXECUTIVE SEVERANCE PLAN

1.             (A)          If you are “involuntarily terminated” (as defined in Section 2 below) by the Company other than as set forth in Section 1(B), you will be entitled to receive (1) your base salary payable in regular payroll installments from the date of such termination for 12 months (less applicable withholdings), (2) a bonus equal to your target bonus in the year of your termination, payable over 12 months in regular payroll installments from the date of such termination (less applicable withholding) and (3) a bonus equal to the bonus you would have received had you remained employed for the entire bonus period (the amount to be determined by the Compensation Committee or Board in good faith), pro rated based on the number of days that have elapsed during the year through the date of termination (and payable in accordance with normal Company policy) (less applicable withholding).

(B)           If your involuntary termination occurs on or within two years after or in anticipation of a Change in Control (as defined in the 2004 Incentive Compensation Plan), you will be entitled to receive in one lump sum payment within thirty (30) days after the involuntary termination two times your annual base salary and two times the higher of your target bonus in the year of your termination or your target bonus in the preceding year.  In addition with respect to such involuntary termination, you will be entitled to receive a bonus equal to the greater of (1) a bonus equal to the bonus you would have received had you remained employed for the entire bonus period or (2) your target bonus for the entire bonus period, in each case prorated based on the number of days that have elapsed during the year through the day of termination.  You will also be entitled to receive no later than thirty (30) days after the involuntary termination the bonus, if any, for the preceding bonus period which was determined for you, to the extent such bonus has not yet been paid, and if the bonus for such preceding period has not yet been determined prior to a Change in Control, the bonus for such preceding period shall not be less than the greater of (i) your target bonus for

EXECUTIVE SEVERANCE PLAN

                        , 2005

such period or (ii) the bonus calculated under such bonus plan and the bonus shall be paid in accordance with historic normal Company policy as to the timing of bonuses.

(C)           In addition, if you are involuntarily terminated (as defined in Section 2 below), the Company shall provide you with executive outplacement services.  For one year following an involuntary termination described in Section 1(A) or two years following an involuntary termination described in Section 1(B), the Company shall provide you (and your family to the extent your family was covered under the Company’s health plan at the date of your termination of employment) with health benefits at the same level as active employees provided you pay the Company on a monthly basis the portion of the periodic cost of such continued coverage equal to the dollar amount you would have contributed if you remained an active employee.  To the extent permissible, the end of such coverage period shall be treated as the “qualifying event” for purposes of COBRA continuation coverage.  If the Company determines it is unable or it violates applicable nondiscrimination requirements to provide some or all of the health benefits in this Section 1(C) under any of its health plan options, the Company will use its best efforts to purchase for you (and your family to the extent your family was covered under the Company’s health plan at the date of your termination of employment) health insurance coverage for the periods set forth in this paragraph at a comparable cost to the Company.

(D)          Payments and benefits under this Section will only be paid if you have executed and delivered to the Company a general release in form and substance satisfactory to the Company which includes a release of age discrimination claims under the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) and only so long as you have not breached the provisions of Sections 4 and 5 below.

(E)           For purposes of this letter agreement, “Company” shall mean Dade Behring Holdings, Inc. and its subsidiaries.

2.             “Involuntary termination” means a termination by the Company OTHER THAN if:

(A)          you choose to leave the Company, other than in connection with (i) a diminution in your position (including status, titles or reporting requirements), authority, duties or responsibilities (including the assignment to you of any duties inconsistent with your position, authority, duties or responsibilities) or terms and conditions of employment, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you, (ii) a reduction of your base salary or bonus opportunity (as the same may be increased from time to time), or (iii) the relocation of your primary business location to a place more than fifty (50) miles from its present location, without your consent;

(B)           you are terminated for cause (as defined in the Dade Behring 2002 Management Stock Option Plan); or

(C)           you elect to accept a comparable position either within the Company or with a successor employer, for example, a purchaser of your business unit, if sold.

3.             If you become entitled to any payments or benefits whether pursuant to the terms of or by reason of this letter agreement or any other plan, arrangement, agreement, policy or program (including without limitation any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a change of control or any person affiliated with the Company or such persons (in the aggregate, “Payments” or singularly, “Payment”), which Payments are reasonably determined by you to be subject to the tax imposed by Section 4999 or any successor provision of the Internal Revenue Code of 1986, as amended or any similar state or local tax, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay you an additional amount (“Gross-Up Payment”) such that the net amount retained by you, after deduction or payment of (i) any Excise Tax on Payments, (ii) any federal, state and local income tax and Excise Tax upon the payment provided for by this Section, and (iii) any additional interest and penalties imposed because the Excise Tax is not paid when due, shall be equal to the full amount of the Payments.  The Gross-Up Payment shall be paid to you within thirty (30) days of the Company’s receipt of written notice from you that the Excise Tax has been paid, is or was payable or will be payable at any time in the future.

Notwithstanding the preceding paragraph of this Section 3, the Company will not have any obligation to make the Gross-Up Payment unless the value of the Payments exceeds 110% of the maximum amount of Payments that could be paid to you without any imposition of Excise Taxes (the “110% Amount”). If the value of the Payments does not exceed the 110% Amount, the Payments will be reduced to the maximum amount of Payments that could be paid to you without any imposition of Excise Taxes.

For purposes of determining the amount of payments pursuant to Section 3, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of your residence or your place of business, whichever is higher, on the date the payment is to be made.

4.             You acknowledge that in the course of your employment with the Company you have become familiar with the Company’s trade secrets and with other confidential information concerning the Company and that your services have been and shall be of special, unique and extraordinary value to the Company.  Therefore, you agree that, during your employment with the Company and for one year thereafter if your employment terminates other than pursuant to Section 1(B) or for two years thereafter if your employment terminates pursuant to Section 1(B) (the “NONCOMPETE PERIOD”), you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company, as such businesses exist or are in process during your employment with the Company on the date of the termination of your employment, within any geographical area in which the Company engages or plans to engage in such businesses.  Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.

5.             During the Noncompete Period, you shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during your employment or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company).

6.             If, at the time of enforcement of Section 4 or 5 of this letter, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, you and the Company agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  Because your services are unique and because you have access to confidential information and work product, you and the Company agree that money damages would not be an adequate remedy for any breach of this letter agreement.  Therefore, in the event a breach or threatened breach of this letter agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  In addition, in the event of an alleged breach or violation by you of Section 4, the Noncompete Period shall be tolled until such breach or violation has been duly cured.  You acknowledge that the restrictions contained in Sections 4 and 5 are reasonable and that you have reviewed the provisions of this letter agreement with your legal counsel.

7.             Whenever possible, each provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this letter agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.             The Executive Severance Plan is intended to be an unfunded plan maintained by the Company for a select group of management or highly compensated employees as described in the regulations pursuant to the Employee Retirement Income Security Act of 1974, as amended and will be interpreted accordingly.  Administrative information regarding the Executive Severance Plan and the claims procedure under the Executive Severance Plan is set forth in Appendix A.

9.             If, after a Change in Control (as defined in the 2004 Incentive Compensation Plan), you or your estate or your heirs prevails in any action to enforce your rights under this letter agreement, you shall be entitled to receive your attorney’s fees, costs and expenses incurred in enforcing your rights under this letter agreement, as well as interest at the Prime Rate as published in the Wall Street Journal from time to time on the amount of the judgment from the date of demand for payment hereunder through the date of receipt of the amount of the judgment.

10.           This letter agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among you and the Company and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, except your Agreement dated                       , 2002 attached hereto.  You hereby agree that in consideration for and subject to the receipt of payments to be received under this letter agreement, you waive any and all rights to severance payments or benefits under any other plans, programs, contracts or arrangements of the Company except as provided in any incentive or equity grant.

11.           You agree to keep the terms, conditions and amounts payable under this executive severance plan strictly confidential.  Failure to respect this confidentiality will jeopardize participation in the plan.

12.           If you are rehired during the period you are receiving severance payments, your severance payments will stop on your rehire date and your future participation in the executive severance plan will be determined by the Board based on the facts and circumstances of your rehire.

13.           If you die while receiving severance pay, any remaining severance will be paid to your estate or heirs.

14.           If your severance pay has been overpaid or wrongfully paid, you must return the overpayment to the Company.  If you fail to return the overpayment upon notification, you may not receive future severance pay.  In addition, the Company may take appropriate steps to collect the overpayment.

15.           If your address changes while you are receiving severance pay and you do not notify the Company, your severance pay may be delayed.

Working together, we can leverage our strengths, manage through our challenges and anticipate a very positive future.  I very much look forward to working with you as we progress together.

Congratulations!

/s/ Kathy Kennedy

Kathy Kennedy
Senior Vice President Human Resources

Agreed and Acknowledged

Participant Name

APPENDIX A

Plan Sponsor and Administrator

Dade Behring, Inc. sponsors the Executive Severance Plan.

The plan administrator of the Executive Severance Plan is the Compensation Committee or such other committee appointed by Dade Behring’s Board of Directors.

The Senior Vice President, Human Resources is your primary source of information about the Executive Severance Plan. If you have questions the Senior Vice President, Human Resources cannot answer satisfactorily, you may contact the plan administrator at:

Compensation Committee
c/o Dade Behring Inc.
1717 Deerfield Road
Deerfield, IL 60015

Plan Identification

The plan’s official name is the Dade Behring Executive Severance Plan and the official plan number 503.

Claims Procedure

Should any claim you make be denied, you will receive a written or electronic explanation of the decision within 90 days (180 days if the plan administrator informs you of the need for an extension and the expected decision date) after the original claim was filed.  The explanation will:

a)     Describe the reason(s) your claim was denied;

b)    Reference any plan provision on which the denial is based;

c)     Describe any additional information needed to reach a decision on your claim;

d)    Explain why the additional information is necessary;

e)     Describe the plan’s claims procedure and the time limits applicable to such procedures; and

f)     Describe your right to bring a civil action under Sections 502(a) of ERISA.

If you do not receive a written or electronic response to your claim within 90 days (180 days if the plan administrator informs you of the need for an extension and the expected decision date), your claim will be deemed denied.  If your claim is denied (or deemed denied), you may then have your claim denial reviewed.

If you want to have the decision reviewed, you must submit a written or electronic request for a review to the plan administrator within 60 days after you receive your explanation of denial (or when your claim is deemed denied).  You can have a lawyer represent you.  Written or electronic comments, documents, records and other information relating to the claim for benefits may be submitted to the plan administrator along with the review request.  During the 60-day period following notice of denial, you or your authorized representative may receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relied upon, submitted, considered, generated or showing procedural compliance in connection with your claim.  The review will take into account all comments, documents, records and other information submitted without regard to whether such information was submitted or considered in the initial determination.

Upon receipt of a request for review of a claim denial, the plan administrator will undertake a full and fair review and provide you with written or electronic notice of its decision.  A final decision will be made within 60 days (120 days if the plan administrator informs you of the need for an extension and the expected decision date) after the plan’s receipt of your request for review.  However, if the period of time is extended due to your failure to submit information necessary to decide the claim, the period for making the benefit determination on review will be tolled from the date on which extension notice is sent to you until the date on which you respond to the request for additional information.

If your claim is wholly or partially denied on review, the notice of the decision on review will inform you of the specific reasons for the decision, the specific provisions of the Plan upon which the decision is based, a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relied upon, submitted, considered, generated or showing procedural compliance in connection with your claim for benefits and a statement of your right to bring action under Section 502(a) of ERISA.

If you do not receive a written or electronic response to your request for a review within 60 days (120 days if the plan administrator informs you of the need for an extension and the expected decision date), the claim will be deemed denied on review.

You may contact the plan administrator if you need assistance requesting a review.

Plan Interpretation

You should be aware that prior to a Change in Control the plan administrator has full discretion and authority to make the final decision regarding all areas of plan interpretation and administration, including eligibility for benefits, level of benefits provided, interpretation of plan language or administrative procedures.

For a termination of employment prior to a Change in Control, and not in anticipation of a Change in Control, the decision of the plan administrator is final and binding on all individuals dealing with or claiming benefits under the plan, and, if challenged in court, the plan intends for the plan administrators’ decisions to be upheld, unless found by a court of competent authority to be arbitrary and capricious.

For a termination of employment in anticipation of or on or after a Change in Control, the arbitrary and capricious standard of review shall not apply and there shall be no presumption in favor of either party in interpreting the provisions of the Executive Severance Plan.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, (the “Agreement”) is made and entered into as of the 3rd day of October, 2002, by and between DADE BEHRING HOLDINGS, INC., a Delaware corporation (together with its subsidiary and affiliated companies, the “Company”), and «First_Name» «Last_Name» of «US_State__Country» (“Executive”).

W I T N E S S E T H:

THAT, WHEREAS, the Company is in the worldwide business of, among other things, manufacturing and marketing instruments and related products and services for the in vitro diagnostics testing market; and

WHEREAS, Executive has been employed by the Company to render services to the Company and to make contributions to the success and growth of the Company; and

WHEREAS, Executive desires that the Company execute a certain Executive Agreement (the “Acceptance and Acknowledgment Form”) setting forth the terms pursuant to which the Company is to grant Executive an equity participation in the Company under the Dade Behring 2002 Management Stock Option Plan; and

WHEREAS, the Company promises to execute the Acceptance and Acknowledgment Form contemporaneously with the Executive’s signing of this Agreement; and

WHEREAS, the Company and the Executive mutually desire to enter into an agreement providing certain terms and conditions for the employment of Executive by the Company as provided hereinbelow;

NOW, THEREFORE, in consideration of the premises set forth above, Executive’s continued employment by the Company, the compensation to be paid to Executive by the Company, the covenants and agreements set forth in the Acceptance and Acknowledgment Form, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.             Conflicts of Interest.  Executive will exert his/her best efforts in the performance of his/her duties as an employee of the Company and will remain loyal to the Company during the term of his/her employment with the Company.  Executive represents, warrants and agrees that he/she is not presently engaged in, nor shall he/she, during the term of his/her employment with the Company, enter into any employment or agency relationship with any third party whose interests might conflict with those of the Company.  Executive further represents, warrants and agrees that he/she does not presently, nor shall he/she, during the term of his/her employment with the Company, possess any significant interest, directly or indirectly, including without limitation through Executive’s family or through organizations or trusts controlled by Executive, in any third party whose interest might conflict with those of the Company.

2.             Confidentiality.  (A) As used herein, the term “Confidential Information” shall mean any and all information, including, but not limited to, all data, compilations, programs, devices, strategies, concepts, ideas or methods concerning or related to (i) the Company’s financial condition, results of operations, and amounts of compensation paid to officers and employees; (ii) marketing and sales programs of the Company and the terms and conditions (including prices) of sales and offers of sales of products and/or services by the Company; (iii) the terms, conditions and current status of the Company’s agreements and relationships with any customers, suppliers or patients; (iv) the identities and business preferences of the Company’s actual and prospective customers and suppliers or any employee or agent thereof with whom the Company communicates; (v) the Trade Secrets and know-how, manufacturing processes and techniques, regulatory approval strategies, computer programs, data, formulae, and compositions, service techniques and protocols, new product designs and other skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Company; (vi) any communications between the Company, its officers, directors, shareholders or employees, and any attorney retained by the Company for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or her representation of the Company; and (vii) any other matter or thing, whether or not recorded on any medium, (a) by which the Company derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Company an opportunity to obtain an advantage over its competitors who do not know or use the same.

(B)           Executive acknowledges and agrees that the Company is engaged in the highly competitive in vitro diagnostics testing instruments and related products and services industry, and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and use, and maintain the secrecy of, the Confidential Information and Trade Secrets.  The Company has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers, customers and patients.  If such Confidential Information and/or Trade Secrets were disclosed to another person or entity or used for the benefit of anyone other than the Company, the Company would suffer irreparable harm, loss and damage.  Accordingly, Executive acknowledges and agrees that, unless the Confidential Information and/or Trade Secrets becomes publicly known through legitimate origins not involving an act or omission by Executive:

(i)            the Confidential Information and Trade Secrets are, and at all times hereafter shall remain, the sole property of the Company;

(ii)           Executive shall use his/her best efforts and the utmost diligence to guard and protect the Confidential Information and Trade Secrets from any unauthorized disclosure to any competitor, supplier or customer of the Company or any other person, firm, corporation, or other entity;

(iii)          unless the Company gives Executive prior express written permission, during his employment and thereafter, Executive shall not, use for his own benefit, or divulge to any competitor, supplier or customer or any other person, firm, corporation, or other entity, the Confidential Information or Trade Secrets which Executive may obtain, learn about, develop, or be entrusted with as a result of Executive’s employment by the Company; and

(iv)          except in the ordinary course of the Company’s business, Executive shall not seek or accept any Confidential Information or Trade Secrets from any former, present, or future employee of the Company.

(C)           Executive also acknowledges and agrees that all documentary and tangible Confidential Information and Trade Secrets including, without limitation, such Confidential Information and Trade Secrets as Executive has committed to memory, is supplied or made available by the Company to the Executive solely to assist him in performing services for and on behalf of the Company.  Executive further agrees that after his/her employment with the Company is terminated for any reason:

(i)            Executive shall not remove from Company property, and shall immediately return to the Company, all documentary or tangible Confidential Information and Trade Secrets in his/her possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information or Trade Secrets; and

(ii)           Executive shall immediately return to the Company any and all other Company property in his/her possession, custody or control, including, without limitation, any and all keys, security cards, passes, credit cards, and marketing literature.

3.             Non-Competition.  (A) Executive hereby agrees that unless his/her employment by the Company hereunder shall be terminated by the Executive by reason of material breach by the Company of its obligations to Executive hereunder, Executive will not, prior to the expiration of one (1) year after he/she shall cease to be employed by the Company, without the consent in writing of the Company, engage in or become directly or indirectly interested in any proprietorship, partnership, trust or corporation (whether as owner, partner, trustee, beneficiary, stockholder, officer, director, employee, consultant, lessor, lessee or otherwise) which shall engage anywhere within such geographic limits as the Company and such entity are, or would be, in actual competition, in any business activity competitive with the business activities of the Company, including, without limitation, in connection with research or development, production, distribution, marketing, providing or selling of products, processes, or services, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products, processes or services with which Executive works during the time of his/her employment with the Company or about which Executive acquires Confidential Information; provided that nothing herein will prevent Executive from owning in the aggregate not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no participation in the management of such corporation.

(B)           Executive further agrees that Executive will not, prior to the expiration of one (1) year following the termination of Executive’s employment for any reason, without the consent of the Company in writing, directly or indirectly, or by action in concert with others, induce or influence, or seek to induce or influence, any person who is engaged by the Company as an employee, agent, independent contractor or otherwise, to terminate his/her/its employment or engagement, nor shall Executive, directly or indirectly, employ or engage, or solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Company.

4.             Intellectual Property Rights.  (A) As used in this Agreement, the term “Inventions” shall mean and include all procedures, systems, machines, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, computer programs of any kind, discovered, conceived, reduced to practice, developed, made, or produced, or any improvements to them, and shall not be limited to the meaning of “Invention” under the United States patent laws.  Executive agrees to disclose promptly to the Company any and all Inventions, whether or not patentable and whether or not reduced to practice, conceived, developed, or learned by Executive during his/her employment with the Company or during a period of one hundred twenty (120) days after the termination thereof, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research, investigations, products, or services of the Company, or which result, to any extent, from use of the Company’s premises or property.  Executive acknowledges and agrees that the Company is the sole owner of any and all property rights in all such Inventions, including, but not limited to, the right to use, sell, license or otherwise transfer or exploit the Inventions, and the right to make such changes in them and the uses thereof as the Company may from time to time determine.  Executive agrees to disclose in writing and to assign, and Executive hereby assigns, to the Company, without further consideration, Executive’s entire right, title, and interest (throughout the United States and in all foreign countries) free and clear of all liens and encumbrances, in and to all such Inventions, which shall be the sole property of the Company, whether or not patentable. The Company shall reimburse Executive for reasonable out-of-pocket expenses, such as travel, food and lodging incurred by Executive in providing such cooperation.  This Section 4 does not apply to any Inventions:

(i)            for which no equipment, supplies, facility, or Confidential Information of the Company were used;

(ii)           which were developed entirely on Executive’s own time; and

(iii)          which do not relate at the time of conception or reduction to practice to the Company’s current business or its actual or demonstrably anticipated research or development, or which do not result from any work performed by Executive for the Company.  Executive hereby certifies that he/she has no continuing obligations with respect to the assignment of inventions or rights to Inventions, nor does Executive claim any previous, unpublished Inventions within the scope of this Agreement as his/her own, except for the Inventions, if any, which are listed on Exhibit A to this Agreement.

(B)           Executive hereby acknowledges and agrees that all writings and other works which may be copyrighted (including computer programs) which are related to the present or planned business of the Company and are prepared by Executive during his/her employment with the Company shall be, to the extent permitted by law, deemed to be works for hire, with the copyright automatically vesting in the Company.  To the extent that such writings and works are not works for hire, Executive hereby waives any and all “moral rights” in such writings and works, and agrees to assign, and hereby does assign, to the Company all of Executive’s right, title and interest, including copyright, in such writings and works.

(C)           Executive further agrees to reasonably cooperate with the Company, both during and after employment in obtaining and enforcing patents, copyrights, trademarks, and other protections of the Company’s rights in and to all such Inventions, writings and other works.  Without limiting the generality of the foregoing, Executive shall, at any time during or after employment with the Company, at the Company’s request, execute specific assignments in favor of the Company or its nominee of Executive’s interest in any of the Inventions, writings or other works covered by this Agreement, as well as execute all papers, render all assistance, and perform all lawful acts which the Company considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patents, trademarks, copyrights and other protections, and any applications for any of the foregoing, of the United States or any foreign country for any such Inventions, writings or other works, and for the transfer of any interest Executive may have therein.  Executive shall execute any and all papers and documents required to vest title in the Company or its nominee in any such Inventions, writings, other works, patents, trademarks, copyrights, applications and interests.

(D)          In the event that Executive is not employed by the Company at the time Executive is requested to perform any act or execute any document under paragraph 4(C), the Company shall pay to Executive fifty dollars ($50.00) for the execution of each such document and one hundred fifty dollars ($150.00) per day for each day or portion thereof spent at the request of the Company in the performance of acts pursuant to paragraph 4(C), plus reimbursement for any out-of-pocket expenses incurred by Executive at the Company’s request in such performance.

(E)           Executive represents, warrants and agrees that Executive has disclosed to the Company all continuing obligations which Executive has with respect to the assignment of Inventions to any previous employers, and Executive claims no previous unpatented Inventions as his/her own, except for those which have been reduced to practice and which are shown on Exhibit A hereto.  Executive acknowledges and agrees that the Company does not seek any confidential information which Executive may have acquired from a previous employer, and Executive will not disclose any such information to the Company.

5.             Remedies.  Executive acknowledges and agrees that the business of the Company is highly competitive, and that violation of any of the covenants provided for in this Agreement would cause immediate, immeasurable and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award.  Accordingly, the Executive agrees, without limiting any of the other remedies available to the Company, that any violation of said covenants, or any of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond.

6.             Miscellaneous.

(A)          Executive will permit the Company and its agents to use and distribute any photographs which are taken of Executive during his/her employment with the Company as often as desired by the Company for any lawful purpose.  Executive hereby waives all rights of prior inspection or approval and releases the Company and its agents from any and all claims or demands which Executive may have on account of the lawful use or publication of such photographs.

(B)           Executive acknowledges and agrees that this Agreement is not a contract for or guarantee of continued employment or rate of compensation for any period.  Executive’s employment with the Company is at will.  Either party is free to terminate Executive’s employment with the Company at any time, for any reason.

(C)           Executive acknowledges and agrees that Executive may be asked to submit to drug testing as a condition of employment or continued employment with the Company and hereby consents to such testing as determined by the Company to be appropriate.

(D)          The covenants and agreements of Executive in paragraphs 2, 3, 4, and 5 shall survive the termination of Executive’s employment with the Company.

(E)           Executive acknowledges and agrees that the Company has a right to make and enforce any other rules and regulations not contrary to this Agreement which will also govern Executive’s employment with the Company.

(F)           Any notices or communications hereunder will be deemed sufficient if made in writing and hand-delivered or mailed, postage prepaid, registered or certified mail, return receipt requested, to the following addresses:

If to the Company:

Dade Behring Holdings, Inc

1717 Deerfield Road-P.O. Box 778

Deerfield, IL 60015-0778

Attn: General Counsel

If to Executive:

«First_Name» «Last_Name»

«Address_Line1»

«Address_Line2»

«City», «US_State__Country»  «Zip_Code»

or to such other address as either party may designate for such party by written notice to the other given from time to time in the manner herein provided.

(G)           No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any party of any right or remedy shall preclude an additional or further exercise thereof or the exercise of any other right or remedy.

(H)          The validity, construction, and the enforceability of this Agreement shall be governed in all respects by the laws of the State of Illinois, unless the forum jurisdiction determines that it has a greater interest in the dispute.

(I)            This Agreement may be executed in any one or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced, and all of which, when taken together, shall constitute but one and the same instrument.

(J)            If any provision contained in this Agreement is found to be unenforceable, in whole or in part, it is the intention of the parties that such provisions shall be amended to the extent required to render it valid and enforceable, and the parties shall be deemed to have substituted for each such portion amended, words which give the maximum scope permitted under applicable law.

(K)          To the extent that a provision of this Agreement, including paragraph 6(J) above, is found to unenforceable, in whole or in part, and unable to be modified to render it valid and enforceable, such provision shall be severable, and the remainder of this Agreement shall nevertheless be enforceable and binding on the parties.

(L)           In the event of litigation between Executive and the Company, Executive undertakes to and shall, upon request of the Company, stipulate in such litigation to any and all of the acknowledgments which Executive has made in this Agreement.

(M)         The headings of paragraphs herein are merely for convenience of reference and shall not affect the interpretation of any of the provisions hereof.  Whenever the context so requires, the plural shall include the singular and vice versa.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DADE BEHRING HOLDINGS, INC. a Delaware corporation

By: Jim Reid-Anderson
Its: President and CEO

Participant’s Signature:

«First_Name» «Last_Name»

FORM OF GERMAN EXECUTIVE SEVERANCE AGREEMENT

Date:

Subject:                  Executive Severance Plan

From:                      Kathy Kennedy

To:

As part of the Dade Behring leadership team, you play an important role in Dade Behring.  To recognize your dedication and commitment towards our vision and future business success, I am pleased to inform you of your participation in the improved Executive Severance Plan which will provide you with additional financial security while finding new employment or pursuing other goals in the event of an involuntary termination.

EXECUTIVE SEVERANCE PLAN

1.             (A)          If you are “involuntarily terminated” (as defined in Section 2 below) by the Company other than as set forth in Section 1(B), you will be entitled to receive (1) your base salary payable in regular payroll installments from the date where such termination notice is given for the longer of 12 months or the notice you are entitled to from your local employer (less applicable withholdings), (2) a bonus equal to your target bonus in the year where you receive notice of your termination, payable over 12 months in regular payroll installments from the date of such termination notice (less applicable withholding) and (3) a bonus equal to the bonus you would have received had you remained employed for the entire bonus period (the amount to be determined by the Compensation Committee or Board in good faith), pro rated based on the number of days that have elapsed during the year through the date on which your employment terminates (and payable in accordance with normal Company policy) (less applicable withholding).

(B)           If you receive involuntary notice of termination on or within two years after or in anticipation of a Change in Control (as defined in the 2004 Incentive Compensation Plan), you will not be entitled to the payments under Section 1 (A) above but you will be entitled to receive in one lump sum payment within thirty (30) days after the involuntary notice of termination becomes effective (i.e., after the lapse of the notice you are entitled to from your local employer) two times your annual base salary and two times the higher of your target bonus in the year of your termination or your target bonus in the preceding year.  In addition with respect to such involuntary termination, you will be entitled to receive a bonus equal to the greater of (1) a bonus equal to the bonus you would have received had you remained employed for the entire bonus period or (2) your target bonus for the entire bonus period, in each case prorated based on the number of days that have elapsed during the year through the day the  termination notice becomes effective.  You will also be entitled to receive no later than thirty (30) days after the involuntary termination notice becomes effective (i.e., your employment ends) the bonus, if any, for the preceding bonus period which was determined for you, to the extent such bonus has not yet been paid, and if the bonus for such preceding period has not yet been determined prior to a Change in Control, the bonus for such preceding period shall not be less than the greater of (i) your target bonus for such period or (ii) the bonus calculated under such bonus plan and the bonus shall be paid in accordance with historic normal Company policy as to the timing of bonuses.

(C)           In addition, if you are involuntarily terminated (as defined in Section  2 below), you shall be provided with executive outplacement services.  For one year following an involuntary termination described in Section  1(A) or two years following an involuntary termination described in Section 1(B), you shall be provided (and your family to the extent your family was covered under the local health plan or statutory regime at the date of your termination of employment) with health benefits at the same level as active employees of your local employer (most likely contributions to your existing private health insurance plan) provided you pay the Company or your local employer, as the case may be, on a monthly basis the portion of the periodic cost of such continued coverage equal to the dollar amount you would have contributed if you remained an active employee.

(D)          Payments and benefits under this Section will only be paid if you have executed and delivered to the Company and your local employer a general release in form and substance satisfactory to the Company and your local employer which includes (a) a fully enforceable and final agreement of yours with the termination of your employment with any and all Dade Behring entities, provided that termination observes the notice you are entitled to from your local employer, (b) a release of age discrimination claims under the US Age Discrimination in Employment Act of 1967, as amended (including the US Older Workers Benefit Protection Act), (c) a release of any local (i.e., non-US) statutory or other rules applicable to your employment, and only so long as you have not breached the provisions of Sections 4 and 5 below.

(E)           For purposes of this letter agreement, “Company” shall mean Dade Behring Holdings, Inc. and its subsidiaries.

2.             “Involuntary termination” means a termination by the Company OTHER THAN if:

(A)          you choose to leave the Company, other than in connection with (i) a  diminution in your position (including status, titles or reporting requirements), authority, duties or responsibilities (including the assignment to you of any  duties inconsistent with your position, authority, duties or responsibilities) or terms and conditions of employment, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the

Company promptly after receipt of notice thereof given by you, (ii) a reduction of your base salary or bonus opportunity (as the same may be increased from time to time), or (iii) the relocation of your primary business location to a place more than one hundred  (100) miles from its present location, without your consent;

(B)           you are terminated for cause (as defined in the Dade Behring 2002 Management Stock Option Plan); or

(C)           you elect to accept a comparable position either within the Company or with a successor employer, for example, a purchaser of your business unit, if sold.

3.             If you become entitled to any payments or benefits whether pursuant to the terms of or by reason of this letter agreement or any other plan, arrangement, agreement, policy or program (including without limitation any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a change of control or any person affiliated with the Company or such persons (in the aggregate, “Payments” or singularly, “Payment”), which Payments are reasonably determined by you to be subject to the tax imposed by Section 4999 or any successor provision of the US Internal Revenue Code of 1986, as amended or any similar state or local tax, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay you an additional amount (“Gross-Up Payment”) such that the net amount retained by you, after deduction or payment of (i) any Excise Tax on Payments, (ii) any federal, state and local income tax and Excise Tax upon the payment provided for by this Section, and (iii) any additional interest and penalties imposed because the Excise Tax is not paid when due, shall be equal to the full amount of the Payments.  The Gross-Up Payment shall be paid to you within thirty (30) days of the Company’s receipt of written notice from you that the Excise Tax has been paid, is or was payable or will be payable at any time in the future.

Notwithstanding the preceding paragraph of this Section 3, the Company will not have any obligation to make the Gross-Up Payment unless the value of the Payments exceeds 110% of the maximum amount of Payments that could be paid to you without any imposition of Excise Taxes (the “110% Amount”).  If the value of the Payments does not exceed the 110% Amount, the Payments will be reduced to the maximum amount of Payments that could be paid to you without any imposition of Excise Taxes.

For purposes of determining the amount of payments pursuant to this Section 3, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of your residence or your place of business, whichever is higher, on the date the payment is to be made.

4.             You acknowledge that in the course of your employment with the Company you have become familiar with the Company’s trade secrets and with other confidential information concerning the Company and that your services have been and shall be of special, unique and extraordinary value to the Company.  Therefore, you agree that, during your employment with the Company and for one year thereafter (the “NONCOMPETE PERIOD”), you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company, as such businesses exist or are in process during your employment with the Company on the date of the termination of your employment, within any geographical area in which the Company engages or plans to engage in such businesses during the Noncompete Period.  Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.

5.             During the Noncompete Period, you shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company).

6.             If, at the time of enforcement of Section  4 or 5 of this letter, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, you and the Company agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  Because your services are unique and because you have access to confidential information and work product, you and the Company agree that money damages would not be an adequate remedy for any breach of this letter agreement.  Therefore, in the event a breach or threatened breach of this letter agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  You acknowledge that the restrictions contained in Section 4 are reasonable and that you have reviewed the provisions of this letter agreement with your legal counsel.  It is agreed that (i) the payments under  Section 1 above shall be reduced by the non-compete compensation you are entitled to under your 2002 Agreement on Confidentiality and Prohibition of Post-termination Competition with Dade Behring Holding GmbH, and (ii) the remaining portion of the payments under Section 1 above shall compensate you foremost for the post-contractual period of your non-compete obligation above.

7.             Whenever possible, each provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this letter agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.             The Executive Severance Plan is intended to be an unfunded plan maintained by the Company for a select group of management or highly compensated employees as described in the regulations pursuant to the US Employee Retirement Income Security Act of 1974, as amended and will be interpreted accordingly.  Administrative information regarding the Executive Severance Plan and the claims procedure under the Executive Severance Plan is set forth in Appendix A.

9.             If, after a Change in Control (as defined in the 2004 Incentive Compensation Plan), you or your estate or your heirs prevail in any action to enforce your rights under this letter agreement, you shall be entitled to receive your attorney’s fees, costs and expenses incurred in enforcing your rights under this letter agreement, as well as interest at the Prime Rate as published in the Wall Street Journal from time to time on the amount of the judgment from the date of demand for payment hereunder through the date of receipt of the amount of the judgment.

10.           This letter agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among you and the Company and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, except your Agreement executed            , 200     attached hereto.  You hereby agree that in consideration for and subject to the receipt of payments to be received under this letter agreement, you waive any and all rights to severance payments or benefits under any other plans, programs, contracts or arrangements of the Company except as provided in any incentive or equity grant.

11.           You agree to keep the terms, conditions and amounts payable under this executive severance plan strictly confidential.  Failure to respect this confidentiality will jeopardize participation in the plan.

12.           If you are rehired during the period you are receiving severance payments, your severance payments will stop on your rehire date and your future participation in the executive severance plan will be determined by the Board based on the facts and circumstances of your rehire.

13.           If you die while receiving severance pay, any remaining severance will be paid to your estate or heirs.

14.           If your severance pay has been overpaid or wrongfully paid, you must return the overpayment to the Company.  If you fail to return the overpayment upon notification, you may not receive future severance pay.  In addition, the Company may take appropriate steps to collect the overpayment.

15.           If your address changes while you are receiving severance pay and you do not notify the Company, your severance pay may be delayed.

16.           This letter is subject to the laws of the United States.

Working together, we can leverage our strengths, manage through our challenges and anticipate a very positive future.  I very much look forward to working with you as we progress together.

Congratulations!

/s/ Kathy Kennedy

Kathy Kennedy Senior Vice President Human Resources

Agreed and Acknowledged

Participant Name

EXECUTIVE SEVERANCE PLAN
                                  , 2005

APPENDIX A

Plan Sponsor and Administrator

Dade Behring, Inc. sponsors the Executive Severance Plan.

The plan administrator of the Executive Severance Plan is the Compensation Committee or such other committee appointed by Dade Behring’s Board of Directors.

The Senior Vice President, Human Resources is your primary source of information about the Executive Severance Plan. If you have questions the Senior Vice President, Human Resources cannot answer satisfactorily, you may contact the plan administrator at:

Compensation Committee
c/o Dade Behring Inc.
1717 Deerfield Road
Deerfield, IL 60015

Plan Identification

The plan’s official name is the Dade Behring Executive Severance Plan and the official plan number 503.

Claims Procedure

Should any claim you make be denied, you will receive a written or electronic explanation of the decision within 90 days (180 days if the plan administrator informs you of the need for an extension and the expected decision date) after the original claim was filed.  The explanation will:

a)             Describe the reason(s) your claim was denied;

b)            Reference any plan provision on which the denial is based;

c)             Describe any additional information needed to reach a decision on your claim;

d)            Explain why the additional information is necessary;

e)             Describe the plan’s claims procedure and the time limits applicable to such procedures; and

f)             Describe your right to bring a civil action under Sections 502(a) of ERISA.

If you do not receive a written or electronic response to your claim within 90 days (180 days if the plan administrator informs you of the need for an extension and the expected decision date), your claim will be deemed denied.  If your claim is denied (or deemed denied), you may then have your claim denial reviewed.

If you want to have the decision reviewed, you must submit a written or electronic request for a review to the plan administrator within 60 days after you receive your explanation of denial (or when your claim is deemed denied).  You can have a lawyer represent you.  Written or electronic comments, documents, records and other information relating to the claim for benefits may be submitted to the plan administrator along with the review request.  During the 60-day period following notice of denial, you or your authorized representative may receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relied upon, submitted, considered, generated or showing procedural compliance in connection with your claim.  The review will take into account all comments, documents, records and other information submitted without regard to whether such information was submitted or considered in the initial determination.

Upon receipt of a request for review of a claim denial, the plan administrator will undertake a full and fair review and provide you with written or electronic notice of its decision.  A final decision will be made within 60 days (120 days if the plan administrator informs you of the need for an extension and the expected decision date) after the plan’s receipt of your request for review.  However, if the period of time is extended due to your failure to submit information necessary to decide the claim, the period for making the benefit determination on review will be tolled from the date on which extension notice is sent to you until the date on which you respond to the request for additional information.

If your claim is wholly or partially denied on review, the notice of the decision on review will inform you of the specific reasons for the decision, the specific provisions of the Plan upon which the decision is based, a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relied upon, submitted, considered, generated or showing procedural compliance in connection with your claim for benefits and a statement of your right to bring action under Section 502(a) of ERISA.

If you do not receive a written or electronic response to your request for a review within 60 days (120 days if the plan administrator informs you of the need for an extension and the expected decision date), the claim will be deemed denied on review.

You may contact the plan administrator if you need assistance requesting a review.

Plan Interpretation

You should be aware that prior to a Change in Control the plan administrator has full discretion and authority to make the final decision regarding all areas of plan interpretation and administration, including eligibility for benefits, level of benefits provided, interpretation of plan language or administrative procedures.

For a termination of employment prior to a Change in Control, and not in anticipation of a Change in Control, the decision of the plan administrator is final and binding on all individuals dealing with or claiming benefits under the plan, and, if challenged in court, the plan intends for the plan administrators’ decisions to be upheld, unless found by a court of competent authority to be arbitrary and capricious.

For a termination of employment in anticipation of or on or after a Change in Control, the arbitrary and capricious standard of review shall not apply and there shall be no presumption in favor of either party in interpreting the provisions of the Executive Severance Plan.

Vereinbarung zu Vertraulichkeit und Enthaltung nachvertraglichen Wettbewerbs	Agreement on Confidentiality and Prohibition of post-termination competition

zwischen der	between

Dade Behring Holding GmbH,

Deutschland,.(die “Gesellschaft”), hier vertreten durch den Gesellschafter	Germany, (the “Company”), here represented by its shareholder

Dade Behring, Inc.,

dieser vertreten durch	here acting through

LouisePearson,

einerseits,	on one side,
und	and

Dominick Martin Quinn

(der “Geschäftsführer”) andererseits.	(the “Managing Director”) on the other side.

Präambel	Preamble

Herr Quinn ist zum Geschäftsführer der Gesellschaft bestellt. Nunmehr vereinbaren die Parteien was folgt:	Mr. Quinn has been appointed managing director of the Company. Now, the parties agree as follows:

1	Geheimhaltung	1	Secrecy

1.1	Der Geschäftsführer wird sowohl während seines Dienstverhältnisses als auch nach dessen Ende über aile ihm anvertrauten, zugänglich gemachten oder sonst bekannt-gewordenen vertraulichen Angelegen-heiten, insbesondere Betriebs- und Geschäftsgeheimnisse, der Gesell-schaft oder eines mit der Gesellschaft verbundenen Unternehmens Still-schweigen gegenüber Dritten bewahren und Betriebs- und Geschäftsgeheimnisse nicht selbst verwerten.	1.1

During the term of this Agreement and thereafter, the Managing Director shall not disclose to any third party any of the business or operational secrets of the Company or any affiliated company which have been entrusted or otherwise become known to him, and he shall not utilize such business or operational secrets himself.

1.2	Geschäftliche Unterlagen aller Art, einschließlich persönlicher Aufzeich-nungen, die sich auf Angelegenheiten oder Tätigkeiten der Gesellschaft oder mit der Gesellschaft verbundener Unternehmen beziehen, dürfen nur zu geschäftlichen Zwecken verwendet werden, sind sorgfältig aufzubewahren und der Gesellschaft auf Aufforderung unverzüglich auszuhändigen. Zurück-behaltungsrechte sind ausge- schlossen.	1.2

Any business records, including personal notes concerning the Company’s or any affiliated company’s affairs and activities, shall be used only for business purposes, shall be kept carefully, and must be immediately handed over to the Company upon request. Any rights of retention are excluded.

2	Erfindungen, urheberrechtliche Werke	2	Inventions, Copyright Protected Works

2.1	Für Erfindungen und technische Verbesserungsvorschläge sowie urheberrechtlich geschützteWerke des Geschäftsführers gelten die für Arbeitnehmer geltenden Vorschriften entsprechend. Zusätzliche Vergütungsansprüche des Geschäftsführers bestehen nicht; diese Leistungen sind mit dem Festgehalt abgegolten.	2.1

With respect to inventions, proposals for technical improvements and copyright protected works of the Managing Director, the regulations which are applicable to employees shall apply accordingly. The Managing Director shall not be entitled to any additional compensation; such achievements are compensated by the Base Salary.

3	Freistellung	3	Garden Leave

3.1	Dem Geschäftsführer ist bekannt, dass die Gesellschaft berechtigt ist, ihn unbeschadet seiner Vergütungsansprüche jederzeit von seinem Amte als Geschäftsführer abzuberufen. Nach einer solchen Abberufung ist der Geschäftsführer zur Leistung der Dienste oder zu sonstigen Tätigkeiten für die Gesellschaft weder berechtigt noch mit Ausnahme von Abwicklungs- oder Übergabetätigkeiten verpflichtet. Die übrigen Pflichten der Parteien bleiben, unberührt.	3.1

The Company may at any time remove the Managing Director from his office as managing director, notwithstanding his entitlement to remuneration. Upon removal from his office, the Managing Director shall not be entitled nor, except for transitional activities, be required to render services or other activities for the Company. Any other duties of the parties will remain unaffected.

4	Nachvertragliche Beschränkungen	4	Post-termination Restrictions

4.1

Der Geschäftsführer wird für die Dauer von zwö1f Monaten nach dem Ende des Dienstverhältnisses weder in selbständiger, unselbständiger oder sonstiger Weise unmittelbar oder mittelbar für ein Wettbewerbs- unternehmen der Gesellschaft tätig werden, falls und soweit er im Rahmen einer solchen Tätigkeit seine nicht allgemein zugänglichen Kenntnisse über Auftraggeber, Lieferanten, Produkte, Geschäftspolitik oder Betriebs- und Geschäftsgeheimnisse der Gesellschaft oder mit der Gesellschaft verbundener Unternehmen verwenden kann. In gleicher Weise ist dem Geschäftsführer untersagt, während der Dauer des Verbotes unmittelbar oder mittelbar ein solches Unternehmen zu errichten, zu erwerben, zu betreiben oder sich an einem solchen Unternehmen zu beteiligen, mit der Maßgabe, dass der Besitz von bis zu 2% der öffentlich gehandelten Anteile an Unternehmen unberührt bleibt.

		4.1

For a period of twelve months after the end of the service agreement, the Managing Director shall neither as a self-employed or employed person nor otherwise, directly or indirectly, act for a competing enterprise of the Company, if and to the extent that, in the course of such activities, he can use information of the Company or affiliated companies with respect to customers, suppliers, products, business strategies or business and operational secrets which is not available to the public. Under the same conditions, the Managing Director shall during the period of the restriction neither directly nor indirectly participate in, acquire, operate or establish such company, provided that nothing herein will prevent the Managing Director from owning in the aggregate not more than 2% of the outstanding stock of a publicly traded corporation.

Das Wettbewerbsverbot gilt auch zugunsten von mit der Gesellschaft verbundenen Unternehmen, deren Geschäftsgegenstand die Forschung und Entwicklung, die Produktion oder der Vertrieb von Geräten, Reagenzien und anderen Produkten oder Dienstleistungen im in-vitro Diagnostika Markt (“Verbundene Unternehmen im in-vitro Diagnostika Markt”) ist.

The prohibition to compete applies also for the benefit of companies affiliated with the Company, provided their respective field of business is the research and development, production or distribution of instruments and related products and services for the in vitro diagnostics testing market (“Affiliated Companies in the in-vitro diagnostica market”).

	In räumlicher Hinsicht gilt dieses Verbot für aile Regionen, in denen die Gesellschaft, ob selbst oder durch		This restriction shall apply to all territories the Company, whether itself or through third parties, or Affiliated

Dritte, oder Verbundene Unternehmen im in-vitro Diagnostika Markt tätig sind, jedoch nur soweit der Geschäftsführer für diese Regionen in den letzten zwei Jahren vor dem Ende seines Dienstverhältnisses persönlich Verantwortung hatte.

Companies in the in-vitro diagnostica market operate in, but only to the extent that the Managing Director has had personal responsibility for these regions in the last two years before his service relation has terminated.

4.2

Der Geschäftsführer wird für die Dauer von zwölf Monaten nach dem Ende des Dienstverhältnisses weder für sich noch in selbständiger, unselbständiger oder sonstiger Weise für Dritte unmittelbar oder mittelbar Aufträge von Auftraggebern oder Kunden nachsuchen, annehmen oder bearbeiten, die in den letzten zwei Jahren vor dem Ende des Dienstverhältnisses zum Auftraggeber- oder Kundenkreis der Gesellschaft gehörten. In gleicher Weise ist es dem Geschäftsführer während der Dauer des Verbotes untersagt, auf den vorbezeichneten Abnehmer- oder Kundenkreis in der Absicht einzuwirken, den Umfang der Auftragsbeziehung zur Gesellschaft zu reduzieren oder zu begrenzen.

		4.2

For a period of twelve months after the end of the service agreement, the Managing Director shall neither for himself nor as a self-employed or employed person or otherwise for third parties, directly or indirectly, solicit or accept orders or work on assignments from principals who, in the last two years prior to the end of the service agreement, have been customers of the Company. Similarly, during the period of the restriction, the Managing Director shall not act upon the aforementioned customers with the intention to reduce or limit the Company’s business.

	Dieses Verbot gilt auch zugunsten von Verbundenen Unternehmen im in-vitro Diagnostika Markt.		This prohibition applies also for the benefit of Affiliated Companies in the in-vitro diagnostica market.

4.3	Der Geschäftsführer wird für die Dauer von zwölf Monaten nach dem Ende des Dienstverhältnisses weder für sich noch in selbständiger, unselbständiger oder sonstiger Weise für Dritte unmittelbar oder mittelbar Arbeitnehmer oder selbständig Tätige der Gesellschaft oder mit der Gesellschaft verbundener Unternehmen veranlassen oder beeinflussen, die Tätigkeit für die Gesellschaft oder das mit der Gesellschaft verbundene Unternehmen zu beenden.	4.3

For a period of twelve months after the end of the service agreement, the Managing Director shall, neither for himself nor as a self-employed or employed person or otherwise for third parties, directly or indirectly, induce or influence any person who is employed or engaged by the Company or a company affiliated with the Company as an employee or independent contractor to terminate his or her employment or engagement with the Company or a company affiliated with the Company.

4.4	Bei einer Kündigung aus wichtigem Grund kann der Kündigungsborechtigte vor Ablauf eines Monats nach der Kündigung durch schriftliche Erklärung gegenüber dem anderen Teil die nachvertragliche Wettbewerbsbeschränkung aufheben. Bei einer ordentlichen Kündigung durch die Gesellschaft hat der Geschäftsführer kein Lösungsrecht.	4.4

In the event of termination for cause, the party which is entitled to terminate may determine the post-contractual restrictions by so informing the other party in writing within one month after the termination notice. If the Company terminates the service without cause, the Managing Director shall not be entitled to determine the restrictions.

4.5	Für die Dauer der vereinbarten nachvertraglichen Wettbewerbs-beschränkungen erhält der Geschäftsführer eine Entschädigung, die für jedes Jahr des Verbots die Hälfte seiner zuletzt bezogenen vertragsmäßigen Leistungen erreicht.	4.5	For the term of the agreed post-contractual restrictions, the Managing Director shall receive compensation which amounts for every year of the prohibition to half of his last contractual remuneration.

4.6	Die Gesellschaft kann jederzeit mit einer der ordentlichen Kündigungsfrist des Dienstverhältnisses entspre-chenden Ankündigungsfrist, höchstens jedoch der Einjahresfrist des § 75a HGB, auf die vereinbarten nachvertraglichen Wettbewerbsbe-schränkungen verzichten.	4.6

The Company may at any time waive the agreed post-contractual restrictions by giving notice equal to the length of notice required for the termination of the service relation, but at the most the one year pursuant to § 75a German Commercial Code.

4.7

Für jeden Fall der Zuwiderhandlung gegen die vereinbarten nachvertraglichen Wettbewerbs- beschränkungen zahlt der Geschäftsführer der Gesellschaft eine Vertragsstrafe. Verletzt dieselbe Handlung mehrere Verbote, wird nur eine Vertragsstrafe fällig. Die Vertragsstrafe beträgt das zweifache des Betrages, den der Geschäftsführer infolge der verbotswidrigen Tätigkeit erhält, mindestens jedoch ein Sechstel seiner letzten jährlichen Vergütung als Geschäftsführer der Gesellschaft. Wird dem Geschäftsführer die Vertragsstrafe von einer dritten Person erstattet, so erhöht sich die Vertragsstrafe um den ihm erstatteten Betrag. Die Vertragsstrafe wird im

		4.7

In the event of any breach of the post-contractual restrictions agreed upon above, the Managing Director shall pay the Company a contractual penalty. In the event that one and the same activity constitutes a breach of several restrictions, the contractual penalty shall only be payable once. The contractual penalty shall be twice the amount the Managing Director earns as a result of the forbidden activity and shall be no less than one sixth of his last annual remuneration as managing director of the Company. In the event that the contractual penalty is reimbursed to the Managing Director by a third party, the contractual penalty shall increase by the amount reimbursed. In the event of

	Faile eines Dauerverstoßes für jeden angefangenen Kalendermonat neu verwirkt. § 340 Abs. 1 BGB findet keine Anwendung, so dass das Vertragsstrafenverlangen den Erfüliungsanspruch nicht ausschließt.

a continuing breach, the contractual penalty shall be re-imposed for any calendar month commenced. Section 340 sub-section 1 German Civil Code does not apply, so that the request for payment of the contractual penalty does not exclude the claim for performance.

4.8	Im übrigen gelten die Vorschriften des Handelsgesetzbuches, insbesondere die §§ 74 ff HGB.	4.8	In all other respects, the regulations of the German Commercial Code will apply, in particular §§ 74 et seq.

5	Sonstiges	5	Miscellaneous

5.1	Frühere Vereinbarungen über nachvertragliche Beschränkungen werden hiermit mit sofortiger Wirkung aufgehoben.	5.1	Any prior agreements on post-termination restrictions are terminated herewith effective immediately.

5.2	Die Regelungen dieser Vereinbarung verdrängen arbeits- oder dienstvertraglich in Bezug genommene tarifliche Regelungen zu nachvertraglichen Wettbewerbs-verboten.	5.2	The stipulations of this agreement shall have precedence over any collectively agreed rules on post-termination restrictions incorporated into the employment relation.

6	Schlussbestimmungen	6	Final Provision

6.1	Sollte eine Bestimmung dieses Vertrages ganz oder teilweise ungültig sein oder werden, so wird hierdurch die Gültigkeit der übrigen Bestimmungen nicht berührt. Anstelle der ungültigen Bestimmung gilt diejenige gültige Bestimmung als vereinbart, die dem Sinn und Zweck der ungültigen Bestimmung am nächsten kommt. Dies gilt auch dann, wenn die Ungültigkeit der Bestimmung auf einem Maß der Leistung oder der Zeit beruht; es gilt dann das rechtlich zulässige Maß.	6.1

Should any provision of this Agreement, in total or in part, be or become invalid, the validity of the other provisions shall not be affected thereby. The invalid provision shall be replaced by such valid provision which corresponds as closely as possible to the intention and purpose of the invalid provision. The same shall apply, if the invalidity is based on a measurement of performance or time, in which case the extent permitted by law shall be applicable.

6.2	Die Vereinbarung untersteht deutschem Recht.	6.2	The agreement is governed by German law.

6.3	Die deutsche Fassung der	6.3	The German version of this agreement

Vereinbarung ist marßgeblich.		is authoritative.

Für die Gesellschaft/		Geschäftsführer/Managing Director:

On behalf of the Company:

Ort/Place:	Deerfield Illinois USA	Ort/Place:	/s/ Liederbach, Germany

Datum/Date:	16 December 2002	Datum/Date:	7-Jan 2003

Unterschrift/		Unterschrift/
Signature:	/s/ Louise Pearson	Signature:	/s/ Donal Quinn

Ich, Geschäftsführer, bestätige, ein Original dieser Vereinbarung erhalten zu haben.	I, managing director, confirm to have received an original copy of this Agreement.

Ort/Place:

Datum/Date:

Unterschrift/
Signature: